Exhibit 3.85

ARTICLES OF

ORGANIZATION

(LIMITED LIABILITY COMPANY)

The undersigned acting as organizer(s) of a Limited Liability Company under the provisions of the Tennessee Limited Liability Company Act, § 48-205-101, adopts the following Articles of Organizations.

1.   The name of the Limited Liability Company is:
SARC/San Antonio, LLC

(NOTE: Pursuant to the provisions of § 48-207-101, each limited Liability Company name must contain the words “Limited Liability Company” or the abbreviation “LLC” or “LLC.”)

2.   The name and complete address of the Limited Liability Company’s initial registered agent and office located in the state of Tennessee is:

Charles T. Neal
(Name)

3401 West End Ave., Suite 120, Nashville, TN 37203
(Street Address)	(City)	(State/Zip Code)

Davidson
(County)

3.   List the name and complete address of each organizer of this Limited Liability Company.

Patrick R. Rooney 3401 West End Ave. Suite 120, Nashville, TN 37203
(Name)	(Include: Street Address, City, State and Zip Code)

N/A
(Name)	(Street Address, City, State and Zip Code)

N/A
(Name)	(Street Address, City, State and Zip Code)

4.   The Limited Liability Company will be: (NOTE: PLEASE MARK APPLICABLE BOX)

☐ Board Managed	☒ Member Managed

5.   Number of members at the date of filing 1.

6.   If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time is:

Date	N/A	, , Time (Not to exceed 90 days.)

7.   The complete address of the Limited Liability Company’s principal executive office is:

3401 West End Ave., Suite 120,	Nashville,	TN	Davidson County 37203
(Street Address)		(City)		(State/Country/Zip Code)

8.   Period of Duration: Perpetual

9.   Other Provisions:
See Attached

06/25/01	/s/ Patrick R. Rooney
Signature Date	Signature (manager or member authorized to sign by the Limited Liability Company)

Organizer	Patrick R. Rooney
Signer’s Capacity	Name (typed or Printed)

SS-4249 (Rev. 4/01)	Filing Fee: $50 per member (minimum fee = $300, maximum fee = $3,000)	RDA 2458

Transfer of Membership Interest

No Member may transfer or assign his membership interest or any part thereof to any person except as provided in the operating agreement. No holder may transfer or assign his financial rights to any person except as provided in the operating agreement. The consent to transfer may be by member action and/or by board action as provided in the operating agreement. In absence of a provision in the operating agreement, the default rules of the Act shall apply.

Dissolution Events

The events or actions that constitute a dissolution may be by board and/or member action as provided in the operating agreement. In absence of a provision in the operating agreement, the dissolution events shall be the having of no members, or a unanimous vote of the members to dissolve.

Preemptive Rights and Right of First Refusal

Members and parties to a contribution agreement may have preemptive rights if so provided in the operating agreement. The members and/or the LLC and/or a specific member may have rights of first refusal if they are set forth in the operating agreement.

Action on Recommendation

If the operating agreement so provides, action on recommendation as permitted in T.C.A. §48-223-103 shall be allowed.

Expulsion

If the operating agreement so provides, a member may be expelled as provided therein.